As filed with the Securities and Exchange Commission on April 19, 2007
Registration No. 333-141349

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAYES LEMMERZ INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	32-0072578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15300 Centennial Drive
Northville, Michigan 48168
(734) 737-5000
(Address, including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

Patrick C. Cauley, Esq.
Vice President, General Counsel and Secretary
Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
(734) 737-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Robert B. Pincus, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636
Wilmington, Delaware 19899-0636
(302) 651-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 19, 2007

PROSPECTUS

HAYES LEMMERZ INTERNATIONAL, INC.

Rights to Purchase up to 55,384,615 Shares of Common Stock at $3.25 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive 1.3970 subscription rights for each share of common stock owned at the close of business on April 10, 2007, subject to adjustments to eliminate fractional rights and subject to further adjustment as described below. We are distributing subscription rights exercisable for up to an aggregate of 55,384,615 shares of our common stock. The proceeds from this rights offering and from any sale of shares of our common stock to Deutsche Bank Securities Inc., which we refer to as the Investor, pursuant to the Direct Investment Option (defined below) will be used to repurchase our outstanding 10 1/2% Senior Notes due 2010 (our Senior Notes) and to pay the fees and expenses related to this rights offering, with any excess proceeds to be used for general corporate purposes.

Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $3.25 per share, which represents a 40% discount to the closing price of our common stock on April 17, 2007. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on May 21, 2007, unless extended.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

If any rights remain unsubscribed after the closing of the rights offering, the Investor has agreed, subject to certain conditions and limitations, to purchase all of the shares of our common stock not subscribed for in the rights offering at a price per share equal to the rights offering subscription price pursuant to an Amended and Restated Equity Purchase and Commitment Agreement, which we refer to as the Equity Agreement. SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., which we refer to as the Principal Additional Investor, has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. The Investor may also elect to assign some or all of its rights to purchase shares of our common stock to such additional investors as are reasonably acceptable to us. We refer to these additional investors as the Additional Investors.

The issuance of shares of common stock pursuant to the rights offering is subject to, among other things, the approval of our stockholders at a special meeting to be held on May 4, 2007. If the issuance and sale of our common stock pursuant to the rights offering and the transactions contemplated by the Equity Agreement are not approved at the special meeting, then the rights offering will be cancelled.

We have also granted the Investor an option to purchase up to 4,038,462 shares of our common stock in a private placement at a purchase price of $3.25 per share. The Investor may exercise this option, which we refer to as the Direct Investment Option, at any time before the close of business on the second business day after the expiration of the rights offering.

We may cancel or terminate the rights offering at any time prior to its expiration. If this offering is cancelled or terminated, we will return your subscription price, but without any payment of interest. We may be required to pay the Investor a termination fee in the event of such cancellation or termination.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “HAYZ.” On April 17, 2007, the closing sales price for our common stock was $5.42 per share. The shares of common stock issued in the rights offering will also be listed on the Nasdaq Global Market under the same symbol.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 5 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate

Subscription Price	$3.25	$180.0 million
Estimated Expenses	$0.05	$2.6 million
Net Proceeds to Us	$3.20	$177.4 million

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Hayes,” “we,” “us,” “our,” and the “Company” refer to Hayes Lemmerz International, Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 5 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

We are distributing to holders of our common stock as of 5:00 p.m. Eastern Daylight Time on April 10, 2007, the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive 1.3970 subscription rights for each share of common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase one share of our common stock for $3.25 per share and carries with it a basic subscription privilege and an over-subscription privilege.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, 1.3970 subscription rights for each share of our common stock you owned at that time. Each right contains the basic subscription privilege and the over-subscription privilege. We determined the ratio of rights you will receive per share by dividing $180.0 million by the subscription price of $3.25 to determine the number of shares to be issued in the rights offering and then dividing that number by the number of shares outstanding on the record date. For example, if you owned 1,000 shares of our common stock on the record date and you were granted 1.3970 rights for each share of our common stock you owned at that time, then you have the right to purchase 1,397 shares of common stock for $3.25 per share, subject to adjustment. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue 1.3970 rights to the nominee for each share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of common stock for $3.25 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 1,397 shares of common stock for $3.25 per share.

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 55,384,615 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 55,384,615 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest.

What is the basic subscription privilege?

The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $3.25 per share.

What is the over-subscription privilege?

The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by fully exercising your basic subscription privileges on your common stock holdings.

What if there are an insufficient number of shares to satisfy the over-subscription requests?

If there are an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Why are we conducting the rights offering?

We are making the rights offering and we are selling shares of common stock to the Investor in order to de-leverage the Company by using the proceeds thereof to repurchase our outstanding Senior Notes. The rights offering and sale of shares of common stock to the Investor will strengthen our financial condition by allowing us to repurchase our Senior Notes, thereby increasing our financial flexibility and cash flow. A rights offering provides our stockholders the opportunity to participate in this transaction and minimizes the dilution of their ownership interest in the Company. If we are unable to complete the rights offering, we may be required to seek alternative means to de-leverage the Company, which may not be available on commercially reasonable terms, if at all. If we are unable to de-leverage the Company, our financial condition will be adversely affected.

How was the subscription price of $3.25 per share determined?

Our board of directors determined the subscription price after negotiations with the Investor and considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need to de-leverage the Company, and the need to provide an incentive to our stockholders to participate in the rights offering on a pro rata basis. The subscription price for a subscription right is $3.25 per share, which represents a 40% discount to the closing price of our common stock on April 17, 2007. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because shares are expected to be purchased by other stockholders in the rights offering and, subject to certain conditions and limitations, the Investor and the Principal Additional Investor will be required pursuant to the Equity Agreement to purchase any shares not subscribed for in the rights offering, your percentage ownership after the exercise of the rights will be diluted.

Am I required to exercise my rights if I vote to approve the rights offering at the special meeting?

No. How you vote at the special meeting of stockholders does not affect your decision about whether to exercise your rights. However, if our stockholders do not approve the rights offering and the transactions contemplated by the Equity Agreement at the special meeting, the rights offering will be cancelled.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is May 21, 2007, at 5:00 p.m., Eastern Daylight Time, unless extended by us. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Pursuant to the Equity Agreement, the period between the distribution of the rights and the expiration of the rights offering may not exceed thirty business days without the prior written consent of the Investor. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., Eastern Daylight Time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank, or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).

Are we requiring a minimum subscription to complete the rights offering?

No.

Can the board of directors cancel, amend, or extend the rights offering?

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be returned, without interest or deduction, as soon as practicable. Pursuant to the Equity Agreement, we are obligated to pay the Investor a termination fee of up to $5,793,750 in the event that the rights offering is cancelled or terminated. See the section of this prospectus entitled “The Rights Offering — Standby Commitment.”

The issuance of shares of common stock pursuant to the rights offering is subject to, among other things, the approval of our stockholders at a special meeting to be held on May 4, 2007. If the issuance and sale of our common stock pursuant to the rights offering and the transactions contemplated by the Equity Agreement are not approved at the special meeting, then the rights offering will be cancelled.

We may amend or extend the subscription period of the rights offering. The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. Pursuant to the Equity Agreement, the period between the distribution of the rights and the expiration date may not exceed thirty business days without the prior written consent of the Investor.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors will not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed subscription rights certificate to the subscription agent before 5:00 p.m., Eastern Daylight Time, on May 21, 2007, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

When will I receive my new shares?

If you purchase shares of common stock in the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.25 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, or other nominee, then your broker, dealer, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How much money will the Company receive from the rights offering?

If we sell all the shares being offered in the rights offering, we will receive proceeds of $180.0 million, before deducting the related offering expenses. While we are offering shares in the rights offering with no minimum purchase requirement, the Investor and the Principal Additional Investor have, subject to certain conditions and limitations, agreed to purchase all of the shares of our common stock not subscribed for in the rights offering at a price per share equal to the rights offering subscription price. In addition, if the Investor exercises the Direct

v

Investment Option in full, the Company will receive an additional $13,125,002. See the sections of this prospectus entitled “Use of Proceeds” and “The Rights Offering — Standby Commitment.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 5 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is the role of the Investor and the Additional Investors in this offering?

In connection with the rights offering, we have entered into the Equity Agreement with the Investor. Subject to the terms and conditions of the Equity Agreement, we are obligated to sell, and the Investor is obligated to purchase from us, any and all shares of our common stock issuable upon the exercise of any rights that remain unsubscribed at the closing of the rights offering subscription period. The price per share paid by the Investor for such common stock will be equal to the subscription price offered in the rights offering. The Principal Additional Investor has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement.

We also agreed to grant to the Investor the Direct Investment Option to purchase, concurrently with the rights offering, up to 4,038,462 shares of our common stock at $3.25 per share for gross proceeds of up to $13,125,002. The Investor may elect to assign some or all of its rights to purchase shares of common stock to Additional Investors. For a more complete description of the role of the Investor in the rights offering, see the sections of this prospectus entitled “The Rights Offering — Standby Commitment” and “Plan of Distribution.”

Are the Investor and the Principal Additional Investor receiving any compensation for the standby commitment?

Yes. As compensation to the Investor for the standby commitment, we agreed to pay the Investor a standby commitment fee equal to 3.00% of the maximum dollar value of the rights offering, of which $3.15 million was previously paid and $2.25 million will be paid upon the closing of the rights offering. The Investor has agreed to pay 50% of its commitment fee to the Principal Additional Investor.

How many shares will the Investor and the Principal Additional Investor own after the offering?

Pursuant to the Equity Agreement, the Investor is obligated to purchase all of the shares of our common stock issuable upon the exercise of any rights that remain unsubscribed at the closing of the rights offering subscription period. In addition, the Investor may purchase up to 4,038,462 shares of our common stock upon exercise of the Direct Investment Option. The Principal Additional Investor has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. Should no stockholders exercise their rights in the rights offering, the ownership interest of the remaining stockholders would decrease to approximately 40.1%. In addition, if the Investor exercises its option to purchase 4,038,462 shares of our common stock pursuant to the Direct Investment Option and no stockholders exercise their rights, the ownership interest of the remaining stockholders could decrease to approximately 38.4%. See the section of this prospectus entitled “The Rights Offering — Effects of Rights Offering on the Investor’s Stock.”

How many shares of common stock will be outstanding after the rights offering and sale of shares of common stock to the Investor?

As of April 17, 2007, we had 39,645,682 shares of common stock issued and outstanding. Based upon the maximum of 59,423,077 shares that may be issued pursuant to the rights offering and the Direct Investment Option, we would have 99,068,759 shares of common stock outstanding after the closing of the rights offering and the transactions contemplated by the Equity Agreement.

Are there any conditions to the standby commitment?

Yes. The obligation of the Investor to fulfill the standby commitment will be subject to a number of conditions. Pursuant to the Equity Agreement, we may be obligated to pay the Investor a termination fee of up to $5,793,750 in the event that the rights offering is terminated as a result of our failure to satisfy certain conditions. For a more detailed description of the conditions to the Investor’s standby commitment, see the section of this prospectus entitled “The Rights Offering — Standby Commitment.”

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will immediately instruct the subscription agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

Will the rights be listed on a stock exchange or national market?

The rights themselves will not be listed on the Nasdaq Global Market or any other stock exchange or national market. Our common stock will continue to trade on the Nasdaq Global Market under the symbol “HAYZ,” and the shares to be issued to you in connection with the rights offering will be eligible for trading on the Nasdaq Global Market.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and payment by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept., 27th Floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3448	480 Washington Blvd
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Innisfree M&A Incorporated at (888) 750-5834.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 19.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Hayes Lemmerz International, Inc.

Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. We are also a leading supplier of automotive brake and powertrain components. We have global operations with 30 facilities, including business and sales offices, manufacturing facilities, and technical centers, located in 14 countries around the world. We sell our products to every major North American, Japanese, and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 15300 Centennial Drive, Northville, Michigan 48168, and our telephone number is (734) 737-5000. Our website is www.hayes-lemmerz.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

The Rights Offering

Securities offered	We are distributing to you, at no charge, 1.3970 non-transferable subscription rights for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. We expect the gross proceeds from the rights offering to be $180.0 million. In addition, we have granted the Investor the Direct Investment Option to purchase shares of common stock at the rights offering subscription price for additional gross proceeds of up to $13,125,002.

Basic subscription privilege	Each whole right gives you the opportunity to purchase one share of our common stock for $3.25 per share.

Over-subscription privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share. If an insufficient number of shares are available to satisfy fully the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Record date	5:00 p.m. Eastern Daylight Time on April 10, 2007.

Expiration date	5:00 p.m. Eastern Daylight Time on May 21, 2007, unless extended by us, in our sole discretion. Pursuant to the Equity Agreement, the offering period between the distribution of the rights and the expiration date may not exceed thirty business days without the prior written consent of the Investor. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$3.25 per share, payable in cash, which is a 40% discount to the closing price of our common stock on April 17, 2007.

Use of proceeds	The proceeds from the rights offering (including proceeds of any shares of common stock purchased by the Investor pursuant to its standby commitment) is expected to be $180.0 million, before deducting expenses relating to the rights offering. If the Investor exercises the Direct Investment Option in full, the Company will receive an additional $13,125,002. The proceeds from the rights offering and the sale of shares of common stock to the Investor pursuant to the Direct Investment Option will be used to repurchase our outstanding Senior Notes and to pay the fees and expenses related to this rights offering, with any excess proceeds to be used for general corporate purposes. As of April 9, 2007, 21.3% and 21.2% of our Senior Notes were held by the Investor and the Principal Additional Investor, respectively, and, as a result, approximately $72.8 million of the proceeds of the rights offering will be paid to the Investor and the Principal Additional Investor in order to repurchase our Senior Notes. Our use of the proceeds of this offering in this manner is subject to the amendment or refinancing of our credit facility.

Non-transferability of rights	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on the Nasdaq Global Market or on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Conditions	The rights offering and the transactions contemplated by the Equity Agreement are subject to approval of our stockholders at a Special Meeting to be held on May 4, 2007. If our stockholders do not approve these transactions, the rights offering will be cancelled. In addition, the rights offering and the transactions contemplated by the Equity Agreement are subject to, among other things, our amending or refinancing our Credit Facility to permit the repurchase of the Senior Notes.

Standby commitment	Subject to certain conditions and limitations, the Equity Agreement requires the Investor to purchase all of the shares not subscribed for in the rights offering at a price per share equal to the rights offering subscription price. The Principal Additional Investor has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. Pursuant to the Equity Agreement, we have also granted the Investor the Direct Investment Option to purchase up to 4,038,462 shares of our common stock at a price per share equal to the rights offering subscription price. The

Investor may elect to assign some or all of its rights to purchase shares of our common stock to Additional Investors. See the section of this prospectus entitled “The Rights Offering — Standby Commitment.”

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations	A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension, cancellation, and amendment	The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. The period may not exceed thirty business days without the prior written consent of the Investor. Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). The issuance of shares of common stock pursuant to the rights offering is subject to, among other things, the approval of our stockholders at a special meeting to be held on May 4, 2007. If the issuance and sale of our common stock pursuant to the rights offering and the transactions contemplated by the Equity Agreement are not approved at the special meeting, then the rights offering will be cancelled. In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights	If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Mellon Bank N.A., together with full payment for all the subscription rights you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank, or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering — Beneficial Owners.”

Subscription agent	Mellon Bank N.A.

Information agent	Innisfree M&A Incorporated

Questions	Questions regarding the rights offering should be directed to Innisfree M&A Incorporated, at (888) 750-5834.

Shares outstanding before the rights offering and the Direct Investment Option	39,645,682 shares as of April 17, 2007.

Shares outstanding after completion of the rights offering and the Direct Investment Option	Up to 99,068,759 shares of our common stock will be outstanding immediately after completion of the rights offering and the Direct Investment Option (excluding shares issued upon vesting of restricted stock units or conversion of certain other securities).

Issuance of our common stock	If you purchase shares of common stock through the rights offering, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, as soon as practicable after the completion of the rights offering.

Risk factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in the section this prospectus entitled “Risk Factors.”

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

Nasdaq Global Market trading symbol	Shares of our common stock are currently listed for quotation on the Nasdaq Global Market under the symbol “HAYZ,” and the shares to be issued to you in connection with the rights offering will be eligible for trading on the Nasdaq Global Market.

Risk Factors

Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 5 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-K for the year ended January 31, 2007, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, which are incorporated herein by reference and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

Industry Risks

Cyclical demand in the automotive industry may adversely affect our business.

Most of our sales are to automotive original equipment manufacturers (OEMs) or direct (Tier 1) suppliers. Therefore, our financial performance is subject to conditions in the automotive industry, which are cyclical and depend on conditions in the U.S. and global economies generally. A weakening of the U.S. and global economies or an increase in interest rates could reduce consumer spending and demand for automobiles and light trucks, leading to decreased production by our customers, which could hurt our sales and financial performance. Our sales are also impacted by our customers’ inventory levels and production schedules. Due to the present uncertainty in the economy, some of our customers have been reducing their forecasts for new vehicle production. Decreases in demand for new vehicles may have a significant negative impact on our business. Because we have high fixed production costs, relatively small declines in our customers’ production could significantly reduce our profitability.

We depend on a small number of significant customers.

We derived approximately 48% of our fiscal 2006 sales from direct sales to Ford, DaimlerChrysler, and General Motors and their subsidiaries. In addition, some of our other sales are to Tier 1 suppliers who incorporate our components into products which they sell to these three OEMs. Neither we nor our Tier 1 customers may be able to maintain our current relationships with these customers or continue to supply them at current levels. Furthermore, these customers have had declining market share in North America in recent years, resulting in reduced demand. In addition, our sales are dependent on particular vehicle platforms that include our products. If production of those platforms were to be decreased or discontinued, our sales would be reduced. The loss of a significant portion of sales to Ford, DaimlerChrysler, or General Motors or their Tier 1 suppliers could have a material adverse effect on our business. In addition, certain of our customers have filed for bankruptcy protection in the past year and additional customers may file for bankruptcy protection in the future. This could result in adverse changes in these customers’ production levels, pricing, and payment terms and could limit our ability to collect receivables, which could harm our business or results of operations.

Our customers’ cost cutting efforts and purchasing practices may adversely impact our business.

Our customers are continually seeking to lower their costs of manufacturing. These cost reductions may include relocation of our customers’ operations to countries with lower production costs. Customers might find it less costly to manufacture themselves at relocated facilities or to rely on foreign suppliers with lower production costs, whether or not the customers’ production is relocated, either of which may have a significant negative impact on our business.

Changes in our customers’ purchasing policies or payment practices could also have an adverse effect on our business. For example, during fiscal 2004, two of our major customers discontinued early payment programs in which we participated, which negatively impacted our liquidity.

We operate in the highly competitive automotive supply industry.

The automotive supply industry is highly competitive, both domestically and internationally, with a large number of suppliers competing to provide products to a relatively small number of OEMs. Competition is based primarily on price, quality, timely delivery, and overall customer service. Many of our competitors are larger and have greater financial and other resources than we do. Further consolidation in the industry may result in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. In addition, some of our competitors are former divisions or subsidiaries of our customers. We may not be able to compete successfully with these or other companies. In addition, there is a trend toward OEMs expanding their business relationships with a smaller number of “preferred” suppliers. If we are not designated a preferred supplier, we could lose sales to competitors that are preferred suppliers.

Furthermore, the rapidly evolving nature of the automotive industry may attract new entrants, particularly in low cost countries such as China. We may not be able to offer our products at prices competitive with those of competitors in low-cost countries and pricing pressure created by such competitors could reduce our sales and margins. These factors have led to a re-sourcing of certain future business to foreign competitors in the past and may continue to do so in the future. In addition, any of our competitors may develop superior products, produce similar products at a lower cost than us, or adapt more quickly to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully. A number of our competitors have been forced to seek bankruptcy protection partially as a result of highly competitive market conditions in our industry.

Financial Risks

We have substantial levels of debt and debt service that will divert a significant amount of cash from our business operations.

We have substantial levels of debt, including debt under our Amended and Restated Credit Agreement dated as of April 11, 2005 and related documents (Credit Facility), our Senior Notes, and other debt instruments. As of January 31, 2007, we had $714.3 million of total indebtedness and $38.4 million of cash and cash equivalents. Although we must either amend or refinance our Credit Facility in order to complete the rights offering and we will use the proceeds of the rights offering to repurchase our Senior Notes, following the rights offering and the transactions contemplated by the Equity Agreement, we will continue to have substantial levels of debt outstanding, and we may incur significant additional debt in the future. The degree to which we will be leveraged could have important consequences, including:

•	requiring a substantial portion of our cash flow from operations to be dedicated to debt service and therefore not available for our operations, capital expenditures, and future business opportunities;

•	increasing our vulnerability to a downturn in general economic conditions or in our business;

•	limiting our ability to adjust to changing market conditions, placing us at a competitive disadvantage compared to our competitors that have relatively less debt; and

•	limiting our ability to obtain additional financing or access additional funds under our Credit Facility for capital expenditures, working capital, or general corporate purposes.

Restrictions and covenants in the indenture governing the Senior Notes and the Credit Facility limit our ability to take certain actions and may limit access to our revolving credit facility.

Our Credit Facility and the indenture governing the Senior Notes and our other debt agreements contain a number of significant covenants that, among other things, will restrict our ability, and the ability of our subsidiaries, to:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem, or purchase debt, including the Senior Notes;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur additional debt, including borrowings under our Credit Facility;

•	amend or otherwise alter certain debt documents;

•	make capital expenditures;

•	engage in mergers, acquisitions, and asset sales;

•	enter into transactions with affiliates; and

•	alter the business we conduct.

In addition, the Credit Facility requires us to satisfy certain financial covenants and we may become subject to additional or more restrictive covenants in connection with future borrowing.

Although we must either amend or refinance our Credit Facility in order to complete the rights offering and we will use the proceeds of the rights offering to repurchase our Senior Notes, any new borrowings would be expected to include similar financial and restrictive covenants. These covenants may prevent us from accessing any revolving credit line and may limit our liquidity. Our ability to comply with these covenants may be affected by events beyond our control. If we are unable to comply with the covenants under any of our debt instruments, there would be a default which could result in acceleration of our debt and potentially our bankruptcy. Additionally, a default resulting from our failure to comply with such covenants or the applicable borrowing conditions would preclude us from borrowing additional funds. Compliance with the covenants could cause us to conduct our business, or to forgo opportunities, in such a manner as to materially harm our business.

We may not generate sufficient cash flow to fund required capital expenditures and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

Our business requires us to make significant capital expenditures to acquire equipment needed to produce products for new customer programs, maintain existing equipment, and implement technologies to reduce production costs in response to customer pricing pressure. We may not generate sufficient cash flow from operations to fund our capital expenditure requirements. In that event, we may need to obtain additional financing or take other steps to reduce expenses or generate cash. In addition, lower sales or unanticipated expenses could give rise to additional financing requirements. We may be unable to obtain financing on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be required to make significant reductions in expenses and capital expenditures, which could significantly restrict our operations and limit our ability to enhance our products, fund capital investments, respond to competitive pressures, or take advantage of business opportunities.

We may suffer future asset impairments and other restructuring charges, including write downs of goodwill or intangible assets.

We record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets, and production tooling. During fiscal 2006 we recorded total asset impairment losses and other restructuring charges of $43.8 million and we may incur significant similar losses and charges with respect to other facilities in the future.

In connection with our emergence from Chapter 11 and the application of fresh start accounting, we recorded significant increases in goodwill and intangible assets. At January 31, 2007, we had approximately $384.0 million in goodwill and other intangible assets recorded on our consolidated balance sheets. We are required to evaluate annually whether our goodwill and other intangible assets have been impaired. Any future write-off of a significant portion of goodwill or intangible assets would have an adverse effect on our financial condition and results of operations.

Our exposure to variable interest rates and foreign currency fluctuations may negatively affect our results.

A portion of our debt, including our borrowings under the Credit Facility, bears interest at variable rates. Any increase in the interest rates will increase our expenses and reduce funds available for our operations and future business opportunities. Increases in interest rates will also increase the risks resulting from our significant debt levels.

Due to the increase in our operations outside the United States, we have experienced increased foreign currency exchange gains and losses in the ordinary course of our business. Fluctuations in exchange rates may have a material impact on our financial condition as cash flows generated in other currencies will be used, in part, to service our dollar-denominated debt. This fluctuation could result in an increase in our overall leverage and could result in less cash flow available for our operations, capital expenditures, and repayment of our obligations.

In addition, fluctuations in foreign currency exchange rates may affect the value of our foreign assets as reported in U.S. dollars, and may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations. Although we attempt to hedge against fluctuations in interest rates or exchange rates, such fluctuations may have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results.

We may be unable to maintain trade credit with our suppliers.

We currently maintain trade credit with certain of our key suppliers and utilize such credit to purchase significant amounts of raw material and other supplies with payment terms. As conditions in the automotive supply industry have become less favorable, key suppliers have been seeking to shorten trade credit terms or to require cash in advance for payment. If a significant number of our key suppliers were to shorten or eliminate our trade credit, our inability to finance large purchases of key supplies and raw materials would increase our costs and negatively impact our liquidity and cash flow.

The nature of our business exposes us to product liability, recall, and warranty claims and other legal proceedings.

We are subject to litigation in the ordinary course of our business. The risk of product liability, recall, and warranty claims are inherent in the design, manufacture, and sale of automotive products, the failure of which could result in property damage, personal injury, or death. Although we currently maintain what we believe to be suitable and adequate product liability insurance, we may not be able to maintain this insurance on acceptable terms and this insurance may not provide adequate protection against potential liabilities. In addition, we may be required to participate in a recall involving our products. Such a recall would not be covered by our insurance. Furthermore, our customers can initiate a recall of our products without our agreement and offset their costs of the recall against payments due to us for other products. A successful product liability claim in excess of available insurance coverage or a requirement to participate in a product recall could have a material adverse effect on our business. In addition, we are involved in other legal proceedings, which could adversely affect our cash flows, financial condition, or results of operations.

Our pension and other postretirement employee benefits expense could materially increase.

Certain of our current and former employees participate in defined benefit pension plans. The plans are currently underfunded. Declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase the amount by which the plans are underfunded, affect the level and timing of required contributions, and significantly increase our pension expenses and reduce profitability.

We also sponsor other postretirement employee benefit plans that cover certain current and former employees and eligible dependents. We fund these obligations on a pay-as-you-go basis. Increases in the expected cost of the benefits, particularly health care, in excess of our assumptions could increase our actuarially determined liability and related expense along with future cash outlays.

Our credit rating has been downgraded and we may experience further downgrades in the future, and the cost of amending or refinancing our Credit Facility may increase.

Our debt is rated by nationally recognized statistical rating organizations. These organizations have downgraded certain of our debt ratings in the last twelve months and may further downgrade our debt ratings in the future. While these actions do not impact our current cost of borrowing, they could significantly reduce our access to the debt markets and increase the cost of amending or refinancing our Credit Facility. If we are unable to amend or refinance our Credit Facility, we will be unable to complete the rights offering and may be required to seek alternative means to de-leverage the Company, which may not be available on commercially reasonable terms, if at all. If we are unable to de-leverage the Company, our financial condition will be adversely affected.

Operational Risks

Increased cost of supplies and raw materials, especially steel and iron, could affect our financial health.

Our business is subject to the risk of price increases and periodic delays in the delivery of raw materials and supplies. The availability and price of these commodities are subject to market forces largely beyond our control. Fluctuations in prices or availability of these raw materials or supplies will affect our profitability and could have a material adverse effect on our business, results of operations, or financial condition. In addition, if any of our suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of raw materials could be adversely affected.

In recent periods there have been significant increases in the global prices of steel, aluminum, and natural gas, which have had and may continue to have an impact on our business. Continued increases in the price of steel, aluminum, natural gas, or other key materials and supplies may have a material adverse effect on our business, results of operations, or financial condition. Although we have been able to pass some of the supply and raw material cost increases onto our customers, competitive and marketing pressures may prevent us from doing so in the future. In addition, our customers are not contractually obligated to accept certain of these price increases. This inability to pass on price increases to our customers could adversely affect our operating margins and cash flow, and result in lower operating income and profitability.

Unexpected equipment failures, delays in deliveries, or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns.

Equipment failure, interruption of supply, labor disputes, or other causes could significantly reduce production of our products, which would reduce our sales and earnings for the affected period. In addition, we generally produce our products on a “just in time” basis and do not hold large inventories. If production is interrupted at any of our manufacturing facilities, even if only temporarily or as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to returns or cancellations and cause us to lose future sales, as well as expose us to claims for damages. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries, or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition.

We have significant international operations that subject us to risks not faced by domestic competitors.

Approximately 73% of our consolidated net sales (after reclassification of our suspension components business as discontinued operations) in fiscal 2006 were from operations outside the United States. We expect sales from our international operations to continue to represent a substantial and growing portion of our business. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including foreign exchange controls;

•	foreign laws or regulations may restrict our ability to repatriate cash from foreign operations;

•	necessary export licenses or customs clearances may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	political or economic conditions or exposure to local social unrest, including any resultant acts of war, terrorism or similar events in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult;

•	in certain countries we are subject to nationwide collective labor agreements that we did not negotiate;

•	labor laws in certain countries may make it more difficult or expensive to reduce our labor force in response to reduced demand; and

•	differing foreign tax structures may subject us to additional taxes or affect our ability to repatriate cash from our foreign subsidiaries.

Any of these factors could have a material adverse effect on our business, cash flows, financial condition, and results of operations.

We may not be able to successfully implement our planned operational improvements or realize the benefits of those plans already implemented.

As part of our ongoing focus on being a low-cost provider of high quality products, we continually analyze our business to further improve our operations and identify cost-cutting measures. If we do not identify and implement operational improvements or if implemented improvements do not generate the expected benefits, we may be unable to offer products at a competitive price and generate sufficient operating funds to service our debt or make necessary capital expenditures. If that were to happen, alternative sources of financing may not be available to us on commercially reasonable terms or at all.

We may not be able to timely or successfully launch new products.

In order to effectively compete in the automotive supply industry, we must be able to launch new products to meet our customers’ demand. We may not be able to install and obtain customer approval of the equipment needed to produce products for new programs in time for the start of production. In addition, transitioning our manufacturing facilities and resources to full production under new product programs may impact production rates or other operational efficiency measures. Moreover, our customers may delay or cancel the launch of new product programs or actual production may be below planned quantities. Our failure to successfully launch new products, or a failure by our customers to successfully launch new programs in the quantities anticipated, could adversely affect our results.

Our success will depend on our ability to attract and retain qualified employees.

Our success depends in part on our ability to attract, hire, train, and retain qualified engineering, managerial, technical, sales, and marketing personnel. We face significant competition for these types of employees. As we implement measures to improve our cost structure, employee morale may suffer. We may be unsuccessful in attracting and retaining the personnel we require and key personnel may leave and compete against us. We may be unsuccessful in replacing key managers who either resign or retire. The loss of any member of our senior management team or other experienced, senior employees could impair our ability to execute our business plan and strategic initiatives, cause us to lose customers and reduce our sales, or lead to the loss of other key employees. In any such event, our financial condition, results of operations, and cash flows could be adversely affected.

We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

We rely on a combination of patents, trade secrets, trademarks and copyrights to protect our intellectual property, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. We are currently involved in litigation in which the plaintiff has asserted that we have infringed on its patents. This litigation, and possible future litigation, could result in substantial costs and diversion of our efforts and could adversely affect our business, whether or not we are ultimately successful.

Our products may be rendered obsolete or less attractive by changes in regulatory requirements or competitive technologies.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. Certain of our products may become obsolete and we may not be able to achieve the technological advances necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development, and failure of products to operate properly.

A high percentage of our customers’ employees and certain of our employees are unionized or covered by collective bargaining agreements.

Many employees of our major customers and certain of our employees are unionized. Certain of our employees in the United States are represented by the United Steel Workers Union, all of whom are employed at our facility in Akron, Ohio. Negotiations with the United Steel Workers Union for a new union agreement is not expected until fiscal 2008. As is common in Mexico and many European jurisdictions, substantially all of our employees in Europe and Mexico are covered by country-wide collective bargaining agreements, which are subject to negotiations on an annual basis. Although we believe that our relations with our employees are good, a dispute between us and our employees could have a material adverse effect on our business. In addition, significant percentages of the workforces at certain of our major customers are unionized. Strikes or labor disputes at a major customer could result in reduced production of vehicles incorporating our products. This would reduce demand for our products and could have a material adverse effect on our sales and results of operations during the affected periods.

We are subject to potential exposure to environmental liabilities.

We are subject to various foreign, federal, state, and local environmental laws, ordinances, and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of contaminated soil and groundwater, and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. We may not be in complete compliance with these permits at all times. If we fail to comply with these permits, we could be fined or otherwise sanctioned by regulators and the fine or sanction could be material.

The nature of our operations and the history of industrial uses at some of our facilities expose us to the risk of environmental liabilities that could have a material adverse effect on our business. For example, we may be liable for the costs of removal or remediation of contamination that may be present on our property, even if we did not know about or cause the contamination and even if the practices that resulted in the contamination were legal when they occurred.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases and our competitors’ and customers’ earnings releases, announcements of technological innovations that affect our products, customers, competitors, or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If the rights offering and the sale of shares to the Investor and the Principal Additional Investor pursuant to their standby commitment under the Equity Agreement are consummated, and if the Direct Investment Option is exercised, your relative ownership interest may experience significant dilution.

Pursuant to the Equity Agreement, the Investor is obligated to purchase all of the shares of our common stock issuable upon the exercise of any rights that remain unsubscribed at the closing of the rights offering subscription period. In addition, the Investor may purchase up to 4,038,462 shares of our common stock upon exercise of the Direct Investment Option. The Principal Additional Investor has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. Should no stockholders exercise their rights in the rights offering, the ownership interest of the remaining stockholders would decrease to approximately 40.1%. In addition, if the Investor exercises its option to purchase 4,038,462 shares of our common stock pursuant to the Direct Investment Option and no stockholders exercise their rights, the ownership interest of the remaining stockholders could decrease to approximately 38.4%.

To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted. To the extent the Investor elects to exercise the Direct Investment Option your proportionate interest in our common stock will be diluted, regardless of whether you choose to exercise your subscription rights.

After the consummation of the rights offering and the sale of shares to the Investor and the Principal Additional Investor, a significant amount of our common stock could be concentrated in the hands of a few of our stockholders, and their interests may not coincide with yours.

If, upon the completion of the rights offering, only the Investor and the Principal Additional Investor purchase shares of our common stock, the Investor and the Principal Additional Investor will beneficially own approximately 59.9% of our issued and outstanding common stock. If the Investor also exercises the Direct Investment Option in full, the Investor and the Principal Additional Investor could beneficially own approximately 61.6% of our issued and outstanding common stock. As a result, the Investor and the Principal Additional Investor could have the ability to exercise substantial control over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations, or sales of all or substantially all of our assets. Pursuant to the Standstill and Director Nomination Agreements described elsewhere in this prospectus, the Investor and the Principal Additional Investor will be entitled to nominate individuals to fill up to three newly established seats on our board of directors, depending upon their ownership of our common stock immediately following the closing of the rights offering. Pursuant to the Standstill and Director Nomination Agreements, the Investor and the Principal Additional Investor may be prohibited for a period of up to thirty months from (i) directly or indirectly acquiring common stock that would result in the Investor’s beneficially owning more than 45%, or the Principal Additional Investor’s owning more than 30%, of our issued and outstanding common stock unless such transaction is approved by a committee of independent directors of the board of directors or (ii) taking certain other actions, including soliciting proxies, making acquisition proposals, or calling special meetings. Your interests as a holder of the common stock may differ from the interests of the Investor and any Principal Additional Investor.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our board of directors determined the subscription price after negotiations with the Investor, considering the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need to de-leverage the Company, and the need to provide an incentive to our stockholders to participate in the rights offering on a pro rata basis. The subscription price for a subscription right is $3.25 per share, which represents a 40% discount to the closing price of our common stock on April 17, 2007. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, you may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq Global Market under the symbol “HAYZ,” and the last reported sales price of our common stock on the Nasdaq Global Market on April 17, 2007, was $5.42 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If we determine that there has been a fundamental change to the terms of the rights offering, we may give you the right to cancel the exercise of your subscription rights. Our determination of whether a change to the terms of the rights offering is “fundamental” will be made on a case-by-case basis, and we cannot assure you that we will deem “fundamental” a change that you would otherwise believe to be “fundamental.” If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before May 21, 2007, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related to Our Common Stock

The price of our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the common stock.

The market price of our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to: variations in our annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our customers or competitors; and conditions in the economy in general or the automotive industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and our customers.

Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect its price. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including up to 59,423,077 shares of our common stock to be issued in the rights offering and pursuant to the Direct Investment Option, 2,967,229 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock or upon vesting of restricted stock units, 683,399 shares of our common stock that may be issued upon conversion of the preferred stock of our subsidiary, HLI Operating Company, Inc. and 957,447 shares covered by our Series B warrants issued and issuable under our 2003 plan of reorganization (such share totals not adjusted for anti-dilution adjustments that may be triggered by the rights offering and sale of shares of our common stock), could adversely affect the prevailing market price of our common stock. Following the rights offering, the Investor and the Additional Investors, if any, could own up to 61,000,681 shares of common stock, including shares acquired outside the rights offering and Direct Investment Option. We have filed a registration statement with respect to all of the shares that may be acquired by the Investor and any Additional Investors in the rights offering and through exercise of the Direct Investment Option, and we have agreed to use our commercially best efforts to make it effective. Accordingly, all of the shares acquired by the Investor, the Principal Additional Investor, and the Additional Investors, if any, will be available for sale immediately after such registration statement becomes effective without any control over the timing or volume of sales thereof by us or any third party. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear as to whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this prospectus are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” “may,” “should,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others:

•	competitive pressure in our industry;

•	fluctuations in the price of steel, aluminum, and other raw materials;

•	changes in general economic conditions;

•	our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales;

•	pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers;

•	changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money;

•	the uncertainties inherent in international operations and foreign currency fluctuations;

•	our ability to divest non-core assets and businesses; and

•	the risks described in this prospectus and our most recent Annual Report on Form 10-K.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. Although we believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We have no duty to update the forward looking statements in this prospectus, and we do not intend to provide such updates.

USE OF PROCEEDS

The net proceeds to us from the sale of our common stock offered in the rights offering is estimated to be approximately $180.0 million, less the commitment fee of $5.4 million paid to the Investor and estimated offering expenses of approximately $2.6 million. If the Investor exercises the Direct Investment Option in full, the Company will receive an additional $13,125,002. We will use the proceeds of the rights offering and from the sale of shares pursuant to the Direct Investment Option, if any, to repurchase our outstanding Senior Notes and to pay the fees and expenses related to this rights offering, with any excess proceeds to be used for general corporate purposes. As of April 9, 2007, 21.3% and 21.2% of our Senior Notes were held by the Investor and the Principal Additional Investor, respectively, and, as a result, approximately $72.8 million of the proceeds of the rights offering will be paid to the Investor and the Principal Additional Investor in order to repurchase our Senior Notes. Such use of proceeds is subject to an amendment or refinancing of our Credit Facility.

We believe that the rights offering and sale of shares of common stock pursuant to the transactions contemplated by the Equity Agreement will strengthen our financial condition by de-leveraging the Company and increasing our stockholders’ equity.

CAPITALIZATION

The following table describes capitalization as of January 31, 2007, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 59,423,077 shares offered in the rights offering and the Direct Investment Option (including application of net proceeds as described above) at a price of $3.25 per share.

	At January 31, 2007
	Historical	Pro Forma
	(In millions)

Current liabilities:
Bank borrowings and other notes	$27.9	$8.0
Current portion of long-term debt	6.7	6.7
Accounts payable and accrued liabilities	384.4	384.4
Liabilities held for sale	19.9	19.9

Total current liabilities	438.9	419.0
Senior Notes	162.1	5.0	(a)
Long-term debt, net of current portion	497.3	497.3
Deferred tax liabilities	67.3	67.3
Pension and other long-term liabilities	366.5	366.5
Minority interest	57.3	57.3
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, none issued or outstanding at January 31, 2007	—	—
Common stock, par value $0.01 per share:
100,000,000 shares authorized(a); 38,470,434 issued and outstanding at January 31, 2007	0.4	1.0
Additional paid in capital	678.6	863.2
Accumulated deficit	(733.6)	(741.8)
Accumulated other comprehensive income	156.4	156.4

Total stockholders’ equity	101.8	278.8

Total capitalization	$1,691.2	$1,691.2

(a)	$5.0 million of remaining Senior Notes were converted to common stock on February 15, 2007.

DILUTION

Purchasers of our common stock in the rights offering and the transactions contemplated by the Equity Agreement will experience an immediate and substantial dilution of the net tangible book value of their common stock. At January 31, 2007, we had a net tangible book value of approximately $(282.0) million, or $(7.33) per share of our common stock held by continuing stockholders. After giving effect to the sale of 59,423,077 shares of our common stock in the rights offering and the Direct Investment Option and after deducting transaction and offering expenses and expenses incurred to repurchase our outstanding Senior Notes, the pro forma net tangible book value at January 31, 2007, attributable to common stockholders would have been $(96.8) million, or $(0.99) per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $4.24. The following table illustrates this per share dilution.

Subscription price	$3.25
Net tangible book value per share at January 31, 2007, before the rights offering and the sale of shares of our common stock pursuant to the terms of the Equity Agreement	$(7.33)
Net increase in pro forma net tangible book value per share attributable to the rights offering and the sale of shares of our common stock pursuant to the Direct Investment Option	$6.34
Pro forma net tangible book value per share after giving effect to the rights offering and the sale of shares of our common stock pursuant to the Direct Investment Option	$(0.99)

Dilution in pro forma net tangible book value per share to purchasers	$4.24

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of April 10, 2007, non-transferable subscription rights to purchase shares of our common stock. The per share price of $3.25 is equal to a 40% discount to the closing price of our common stock on April 17, 2007. The subscription rights will entitle the holders of common stock to purchase shares of common stock for an aggregate purchase price of $180.0 million. See below for additional information regarding subscription by DTC participants.

You will receive 1.3970 subscription rights for each share of our common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of common stock. Stockholders who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription privileges to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege.

We intend to keep the rights offering open until May 21, 2007, unless our board of directors, in its sole discretion, extends such time. Pursuant to the Equity Agreement, the period between the distribution of the rights and the expiration date may not exceed thirty business days without the prior written consent of the Investor.

Reasons for the Rights Offering and Sale of Shares of Common Stock to the Investor

In approving the rights offering, our board of directors carefully evaluated our need to de-leverage the Company in order to increase our financial flexibility and cash flow. Our board of directors also considered several alternative transactions to de-leverage the Company before concluding that the rights offering was the appropriate alternative. In conducting its analysis, our board of directors also considered the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering and the sale of shares of common stock to the Investor. In addition, our board of directors considered that the rights offering would only occur if our stockholders approved the rights offering and the transactions contemplated by the Equity Agreement.

After weighing the factors discussed above and the effect of the up to $193,125,002 in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering and the Direct Investment Option, our board of directors believes that the rights offering is the best alternative for us to de-leverage the Company and that it is in the best interests of our Company and our stockholders. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds of the rights offering and sale, if any, of shares of common stock pursuant to the Direct Investment Option will be used to de-leverage the Company by repurchasing our outstanding Senior Notes and to pay the fees and expenses associated with the rights offering, with any excess proceeds to be used for general corporate purposes.

Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Standby Commitment

Equity Agreement.  On April 16, 2007, we entered into the Equity Agreement with the Investor in the form attached as an exhibit to our Form 8-K filed on April 18, 2007. The following description of the Equity Agreement summarizes the material terms of the Equity Agreement and is qualified in its entirety by the full text of the Equity Agreement. A copy of the Equity Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read that entire document.

Subject to the terms and conditions of the Equity Agreement, we are obligated to sell, and the Investor is obligated to purchase from us, any and all shares of our common stock issuable upon the exercise of any rights remaining unsubscribed at the closing of the rights offering subscription period. The price per share paid by the Investor for such common stock will be equal to the subscription price offered in the rights offering. The Principal Additional Investor has agreed with the Investor to acquire 50% of the shares that the Investor is obligated to acquire pursuant to the Equity Agreement. In no event, however, will the Investor be permitted to acquire shares that would cause its beneficial ownership to exceed 45% of our issued and outstanding common stock, nor may the Principal Additional Investor acquire shares that would cause its beneficial ownership to exceed 30% of our issued and outstanding common stock.

We also granted the Direct Investment Option to the Investor to purchase, concurrently with the rights offering, up to 4,038,462 shares of our common stock at a purchase price of $3.25 per share for gross proceeds of up to $13,125,002. The Investor may exercise the Direct Investment Option at any time before the close of business on the second business day after the expiration of the rights offering.

With respect to both its standby commitment in the rights offering and the Direct Investment Option, the Investor may elect to assign some or all of its rights to purchase shares of our common stock to such Additional Investors as are reasonably acceptable to the Company. If the Investor assigns some or all of its rights to purchase shares of our common stock to a limited number of Additional Investors, no such Additional Investor may acquire shares of our common stock that would result in its beneficially owning more than 15% of our total issued and outstanding common stock after consummation of the rights offering.

As compensation to the Investor for the standby commitment, we agreed to pay the Investor a standby commitment fee equal to 3.00% of the maximum dollar value of the rights offering, of which $3.15 million has been paid and $2.25 million will be paid upon the closing of the rights offering. The Investor has agreed to pay 50% of this commitment fee to the Principal Additional Investor.

The obligation of the Investor to fulfill the standby commitment under the Equity Agreement is subject certain conditions, including, but not limited to, the following conditions:

•	the continued accuracy of the Company’s representations and warranties and the fulfillment of the Company’s covenants contained in the Equity Agreement;

•	since the date of the Equity Agreement, there shall not have occurred any changes or events that, individually or in the aggregate would reasonably be expected to result in any material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or its subsidiaries, taken as a whole, or any material adverse effect on the ability of the Company to consummate the transactions contemplated by the Equity Agreement;

•	no loss of a customer of the Company or any subsidiary that accounted for 4% or more of the Company’s revenues on a consolidated basis during the twelve months ended on the Company’s last full fiscal quarter immediately preceding the closing of the rights offering shall have occurred;

•	no material adverse change shall have occurred in the financial markets in the United States, and no outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial, or economic conditions shall have occurred, in each case the effect of which would make it, in the judgment of the Investor, impracticable or inadvisable to conduct the closing of the transactions contemplated by the Equity Agreement;

•	no suspension or material limitation on trading by the SEC or the Nasdaq Stock Market, Inc., shall have occurred, and no material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred, and no banking moratorium by either federal or New York authorities shall have been declared;

•	the Company shall not have indebtedness in excess of $750.0 million, excluding indebtedness under securitization and other accounts receivable factoring and financing programs;

•	all governmental and third party notifications, filings, consents, waivers, and approvals required for the closing of the transactions contemplated by the Equity Agreement, including the termination or expiration of any waiting periods imposed by any governmental or regulatory authority, shall have been made or received;

•	no action shall have been taken and no statute, rule, regulation, or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree, or order of any federal, state, or foreign court shall have been issued, that prohibits the implementation of the rights offering or the transactions contemplated by the Equity Agreement;

•	approval of the rights offering, the transactions contemplated by the Equity Agreement, and the necessary amendments to the Company’s Certificate of Incorporation by the Company’s stockholders shall have been obtained;

•	the Standstill and Director Nomination Agreement with the Investor described below shall have been executed and delivered;

•	the registration statement for this rights offering and a registration statement on Form S-3 relating to the resale of any common stock purchased by the Investor, the Principal Additional Investor, or any Additional Investors shall have been declared effective by the United States Securities and Exchange Commission (the SEC); and no stop order shall have been entered by the SEC with respect thereto;

•	the Company shall have complied with the requirements of the Nasdaq Stock Market, Inc., for the listing of the shares of common stock offered in the rights offering on the Nasdaq Global Market;

•	the standby commitment fee and other fees and expenses of the Investor and Principal Additional Investor shall have been paid;

•	the Company shall have provided guidance of adjusted EBITDA, minus capital expenditures, of not less than $95.0 million for the fiscal year ending January 31, 2008 (all calculations of EBITDA, adjusted EBITDA, and capital expenditures being made in a manner consistent with calculations of such items in documents filed or submitted to the SEC by the Company prior to the date of the Equity Agreement), and such guidance shall have been publicly affirmed by a method compliant with Regulation FD prior to the closing of the rights offering;

•	the Company shall have refinanced or otherwise amended the Credit Facility to permit repurchase of the Company’s Senior Notes and incremental third-party debt outside the United States in an amount of at least $125.0 million; and

•	the Company shall have furnished customary legal opinions and accounting comfort letters relating to the initial registration statement for the resale of the shares of the Company’s common stock acquired by the Investor, the Principal Additional Investor, and any Additional Investors in the rights offering and pursuant to the Direct Investment Option.

As of April 17, 2007, the waiting period under the Hart-Scott-Rodino Improvements Act of 1976 for the transactions contemplated by the Equity Agreement has been terminated. Consummation of the rights offering and the transactions contemplated by the Equity Agreement remains, however, subject to other closing conditions, including those described above.

In addition, subject to certain limitations, we have agreed to indemnify the Investor, the Principal Additional Investor, and any Additional Investors from and against certain losses arising out of the rights offering and the transactions contemplated by the Equity Agreement.

In the event the Investor terminates the Equity Agreement as a result of a material adverse change in the Company’s business, condition (financial or otherwise), or results of operations after April 16, 2007, we will be required to pay the Investor a termination fee of $1.8 million. In the event we terminate the Equity Agreement for any reason in our sole discretion (provided there was no breach by the Investor of the Equity Agreement) or the Investor terminates the Equity Agreement as a result of, among other events, an inaccuracy of our representations and warranties or failure to fulfill our covenants in the Equity Agreement, the Company’s incurring indebtedness in excess of $750.0 million, the failure of the Company to receive the approval of its stockholders for the rights offering and the transactions contemplated by the Equity Agreement, failure to obtain approval from the Nasdaq Global Market to list the Company’s shares of common stock acquired in the rights offering, failure to execute the Standstill and Director Nomination Agreement with the Investor, failure to pay the agreed upon fees and expenses of the Investor and the Principal Additional Investor, the failure of the Company to achieve certain financial targets and affirm its previous earnings guidance, or the failure of the Company to obtain an amendment or other refinancing of the Credit Facility, then we will be required to pay the Investor a termination fee of $5,793,750.

In addition, whether or not we consummate the transactions contemplated by the Equity Agreement, we will be required to pay the Investor’s and the Principal Additional Investor’s reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Equity Agreement in an amount not to exceed $1.5 million, unless the Investor is in material breach of the Equity Agreement.

As of March 23, 2007, based on the methodology for calculating shares beneficially owned by the Investor that is disclosed in the Investor’s filing on Schedule 13D with the SEC, the Investor beneficially owned 1,577,604 shares, or approximately 4.0%, of our issued and outstanding common stock. As of April 16, 2007, the Principal Additional Investor beneficially owned no shares of our common stock. The Investor and the Principal Additional Investor have agreed not to purchase any additional shares of our common stock between the date of the Equity Agreement and the completion of the rights offering and the Investor has agreed not to take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of our common stock.

Registration Rights Agreement.  In connection with the Equity Agreement, we have entered into an Amended and Restated Registration Rights Agreement with the Investor and the Principal Additional Investor in the form attached as an exhibit to our Form 8-K filed on April 18, 2007. The following description of the registration rights agreement summarizes the material terms of the registration rights agreement and is qualified in its entirety by the full text of the Registration Rights Agreement. A copy of the Registration Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read that entire document.

Pursuant to such Registration Rights Agreement, we will register the resale of the shares of the Company’s common stock acquired by the Investor, the Principal Additional Investor, and any Additional Investors in the rights offering and pursuant to the Direct Investment Option.

As a result, once the registration statement with respect to such shares is declared effective by the SEC, such shares will be eligible for resale in the public market without restriction to the extent not already eligible for resale.

Pursuant to the Registration Rights Agreement, we:

•	have filed a registration statement relating to the shares that may be acquired by the Investor, the Principal Additional Investor, and any Additional Investors pursuant to the Equity Agreement and shall use our reasonable best efforts to cause such registration statement to be declared effective by the SEC before the closing of the rights offering; and

•	use our commercially best efforts to keep the registration statement continuously effective for three years after the closing of the rights offering.

If such registration statement is not effective and subject to certain restrictions, the Investor, the Principal Additional Investor, and any Additional Investors who hold at least one third of all registrable securities may demand, on up to four separate occasions, that the Company register the shares of common stock held by the Investor, the Principal Additional Investor, and the Additional Investors.

Under the Registration Rights Agreement, at any time the registration statement is not effective and after written request of the Investor or its permitted assigns, we will be required to effect the registration of securities addressed in such request. In addition, if we propose to file on our behalf or on behalf of selling securityholders a registration statement, the Investor or its permitted assigns may request that their securities be registered on such registration statement; provided, however, that the Investor and Principal Additional Investor have agreed that, in the event that neither the Investor nor the Principal Additional Investor acquires more than 15% of our outstanding shares pursuant to the transactions contemplated by the Equity Agreement, the Company will have no obligation to provide “demand” or “piggyback” registration rights after the effectiveness of the initial resale registration statement and, if one party does not acquire more than 15% of our outstanding shares, such “demand” or “piggyback” registrations rights will only be available to the extent that either such investor owns in excess of 15% of our outstanding shares of common stock.

Subject to certain restrictions, we may delay without penalty the foregoing obligations to file any registration statement or keep any registration statement usable for resales during one or more periods aggregating not more than 90 days in any twelve-month period in the event that we would be required to disclose in the registration statement information not otherwise then required by law to be publicly disclosed and in the judgment of our board of directors, there is a reasonable likelihood that such disclosure or any other action to be taken in connection with the registration statement would materially and adversely affect any existing or prospective material business situation, transaction, or negotiation or otherwise materially and adversely affect our Company.

The Investor and the Principal Additional Investor may each assign the rights, interests, and obligations under the registration rights agreement to one third party who acquires at least 10.0 million shares of our common stock from either such party, provided that the Company shall have received notice of the transfer and such transferee shall have executed a properly completed joinder agreement to the registration rights agreement.

Standstill Agreements.  In connection with the Equity Agreement, the Investor and the Principal Additional Investor have each agreed that, upon the closing of the transactions contemplated by the Equity Agreement and to the extent that such investor owns in excess of 15% of our issued and outstanding common stock, it will enter into a Standstill and Director Nomination Agreement (together, the Standstill Agreements) with the Company, forms of which are attached as exhibits to our Form 8-K filed on March 16, 2007. The following description of the Standstill Agreements summarizes the material terms of the Standstill Agreements and is qualified in its entirety by the full text of the Standstill Agreements. A copy of each of the Standstill Agreements is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We urge you to carefully read that entire document.

Pursuant to the Standstill Agreements, each of the Investor and the Principal Additional Investor will agree that neither it nor any of its affiliates will, directly or indirectly, without the prior written approval of the Company:

•	acquire, agree to acquire, or make any proposal to acquire, directly or indirectly, any shares of the Company’s issued and outstanding common stock (or any securities convertible into or exchangeable for common stock) if, after giving effect to such acquisition, the Investor would beneficially own (as defined in Rule 13d-3 under the Exchange Act) more than 45%, or the Principal Additional Investor would beneficially own more than 30%, of the Company’s issued and outstanding common stock, whether by purchase, tender offer, or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate association or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than as a result of a recapitalization of the Company or a transaction approved by a majority of the members of the Company’s board of directors (other than any nominee of the Investor or the Principal Additional Investor);

•	propose to enter into, directly or indirectly, any merger or similar business combination involving the Company or any of its subsidiaries;

•	propose that the Company or any of its subsidiaries enter into any plan of liquidation or dissolution or engage in any recapitalization transaction or sell all or substantially all of its assets;

•	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or initiate, propose, or otherwise “solicit” stockholders of the Company for the approval of stockholder proposals, whether made pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise, induce or attempt to induce any other Person to initiate any such stockholder proposal, or otherwise communicate with the stockholders of the Company or others pursuant to the rules governing the solicitation of proxies promulgated by the SEC under the Exchange Act with respect to any such proposal;

•	form, join, or in any way participate in a “group” with respect to any voting securities of the Company;

•	deposit any of the voting securities of the Company in any voting trust or subject any such voting securities to any agreement or other arrangement with respect to the voting of any such voting securities;

•	execute any written consent as a stockholder with respect to the voting securities of the Company;

•	otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company;

•	seek, alone or in concert with others, to call a meeting of stockholders of the Company, representation on the board of directors of the Company (other than as described below), or the removal of any member of the board of directors of the Company;

•	take any action or publicly announce any plan or intent to take any action inconsistent with the foregoing;

•	publicly request any amendment or waiver of any provision of the Standstill Agreements; or

•	advise, assist, or encourage any person in connection with any of the foregoing.

In addition, pursuant to the Standstill Agreements, the Investor and the Principal Additional Investor will, for 90 days following the consummation of the transactions contemplated by the Equity Agreement, be entitled to designate certain individuals to fill newly-established seats on our board of directors, depending upon the percentage ownership of our common stock held by the Investor and the Principal Additional Investor, as applicable, immediately following the rights offering. Such individuals must be independent within the meaning of the Nasdaq Marketplace Rules, may not be employed by or otherwise affiliated with the Investor or the Principal Additional Investor, and will be subject to the reasonable approval of our current board of directors. Each of the Investor and the Principal Additional Investor shall be entitled to designate one candidate (each, an Initial Director) to hold a seat on the board of directors if the ownership of our common stock by the Investor or the Principal Additional Investor, as the case may be, is equal to or greater than 15% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements. In the event that the ownership of common stock by either the Investor or the Principal Additional Investor is equal to or greater than 30% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements, and the other party’s ownership is equal to or greater than 15%, then the Initial Directors shall be entitled to jointly designate one additional director. Notwithstanding the foregoing, in the event that the Investor owns 30% or more, and the Principal Additional Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, the Principal Additional Investor shall have no right to designate a candidate for our board of directors and the Investor shall be entitled to designate one additional director. In addition, in the event that the Principal Additional Investor owns 30% or more, and the Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, the Investor shall have no right to designate a candidate for our board of directors and the Principal Additional Investor shall be entitled to designate one additional director. In the case of either the Investor’s or Principal Additional Investor’s right to appoint an additional director, as the case may be, each director so appointed to the board of directors shall serve for the remainder of the term of the class of directors for which he is appointed.

Pursuant to the Standstill Agreements, the Investor and the Principal Investor have each agreed to vote or cause to vote all shares that it beneficially owns in favor of the slate of directors nominated by the board of directors of the Company at the Company’s Annual Meetings of Stockholders to be held in 2007 and 2008, so long as the Company is not in breach of its obligations described in the immediately preceding paragraph.

The Standstill Agreements will expire upon the earliest to occur of the date

•	that is two years and six months after the date of its execution;

•	on which the Investor or the Principal Additional Investor, as the case may be, no longer beneficially owns 15% or more of the Company’s issued and outstanding common stock;

•	on which a third party acquires beneficial ownership representing more than 25% of the Company’s issued and outstanding common stock;

•	of issuance by the Company to a third party of shares of common stock that, when combined with common stock beneficially owned by such third party, represent more than 15% of the Company’s issued and outstanding common stock (as determined under Rule 13d-3 under the Exchange Act), and the Company and such third party do not enter into a standstill agreement upon terms substantially similar to the Standstill Agreements;

•	of a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the company;

•	on which the Company enters into a definitive agreement that would result in a change of control (as that term is defined in the Standstill Agreements);

•	on which the Company publicly announces that it is soliciting, directly or indirectly, proposals to effect a change of control; or

•	after the expiration of certain periods, on which the Company receives a proposal relating to a change of control transaction that the Company does not reject.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Daylight Time, on May 21, 2007, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.  The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $3.25 per share. You will receive 1.3970 subscription rights for each share of our common stock you owned at the close of business on the record date. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege.  In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege), upon delivery of the required documents and payment of the subscription price of $3.25 per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.

Pro Rata Allocation.  If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription privileges. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Privilege.  You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment.  If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares of our common stock that you purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 55,384,615 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 55,384,615 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest.

Conditions to the Rights Offering

The rights offering is conditioned upon, among other things, (i) stockholder approval of the rights offering and (ii) an amendment to or a refinancing of our Credit Facility to allow for the repurchase of the Senior Notes with the proceeds of the rights offering and the Direct Investment Option. We may cancel or terminate the rights offering, in whole or in part, at any time in our sole discretion. If we cancel or terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “— Cancellation Rights.”

Method of Subscription — Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Daylight Time, on May 21, 2007, the expiration date of the rights offering, unless extended:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank, or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Daylight Time, on May 21, 2007, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Daylight Time, on May 21, 2007, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier’s or certified check or bank draft drawn upon a United States bank or any postal, telegraphic, or express money order payable to the subscription agent. Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt by the subscription agent of any cashier’s or certified check or bank draft drawn upon a United States bank or of any postal, telegraphic, or express money order.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept., 27th Floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3448	480 Washington Blvd
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on April 10, 2007, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or wire transfer of funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Regulatory Limitation

We will not be required to issue shares of our common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth above under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Mellon Bank N.A. to act as subscription agent and Innisfree M&A Incorporated to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $3.25 per share. For more information with respect to how the subscription price was determined, see “— Reasons for the Rights Offering and Sale of Shares of Common Stock to the Investor” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Daylight Time, on May 16, 2007, three business days prior to the initial expiration date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law. If these procedures are not followed prior to the expiration date, your rights will expire.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away, or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

Cancellation Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time before the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the subscription agent will be refunded, without interest or deduction, as soon as practicable.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus. Neither we nor our board of directors nor their financial advisors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view the Investor’s obligation under the Equity Agreement to purchase any shares not subscribed for by other stockholders in this rights offering as a recommendation or other indication that the exercise of your subscription rights is in your best interests.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 39,645,682 shares of our common stock outstanding as of April 17, 2007, and assuming that all 59,423,077 shares of common stock offered in the rights offering and pursuant to the Direct Investment Option are issued, 99,068,759 shares of our common stock will be issued and outstanding following the rights offering and the exercise of the Direct Investment Option, excluding any shares that may be issued pursuant to the exercise of stock options, vesting of restricted stock units, conversion of HLI Operating Company, Inc. Series A Preferred Stock, or exercise of Series B Warrants.

Effects of Rights Offering on the Investor’s Stock

Even though the subscription rights will be offered on a pro rata basis to each holder of our common stock, because of the Investor’s commitment to purchase any shares not subscribed for by other stockholders in this rights offering, the percentage of common stock owned by other stockholders will decrease unless all of the other stockholders exercise the subscription rights they will receive in full. In addition, if the Investor exercises its option to purchase up to 4,038,462 shares of our common stock pursuant to the Direct Investment Option, existing stockholders will suffer further dilution.

Set forth below, for illustrative purposes only, are scenarios that indicate the effect that the rights offering and related share issuance could have on the Investor’s relative interest following the rights offering.

Scenario A.  All subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued. Because all of the subscription rights are exercised by holders in either or both of the basic subscription privilege and the over-subscription privilege, the Investor does not need to purchase any shares in respect of shares not subscribed for by other stockholders. However, the Investor exercises its option to purchase shares of our common stock pursuant to the Direct Investment Option in full.

Scenario B.  Pursuant to its commitment to purchase shares not otherwise subscribed for, the Investor is obligated to purchase all of the shares offered in the rights offering. The Investor purchases 50% of the shares not otherwise subscribed for in the rights offering, and the Principal Additional Investor acquires the other 50% of such shares. In addition, the Investor exercises the Direct Investment Option in full.

Scenario C.  Stockholders exercise 50% of their subscription rights, and the Investor and the Principal Additional Investor each purchase 50% of the shares for which subscription rights were not exercised, pursuant to the standby commitment to purchase shares not otherwise subscribed for in the rights offering. In addition, the Investor exercises the Direct Investment Option in full.

				Percentage
				Ownership by
			Percentage	Stockholders
		Number of Shares	Ownership by the	Other Than the
		Purchased by the	Investor and	Investor and
		Investor and	Principal	Principal	Aggregate
	Total Shares	Principal Additional	Additional	Additional	Proceeds to the
	Offered	Investor	Investor	Investor	Company

Scenario A	59,423,077	4,038,462	5.7%	94.3%	$193,125,002
Scenario B	59,423,077	59,423,077	61.6%	38.4%	$193,125,002
Scenario C	59,423,077	31,730,770	33.6%	66.4%	$193,125,002

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

1. A holder should not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering should include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the Nasdaq Global Market from February 1, 2005 through April 17, 2007.

	High	Low

Fiscal 2005
First Quarter	$8.04	$3.98
Second Quarter	8.37	5.02
Third Quarter	7.99	3.42
Fourth Quarter	4.61	2.55
Fiscal 2006
First Quarter	$3.75	$2.04
Second Quarter	3.38	2.47
Third Quarter	3.20	1.64
Fourth Quarter	5.23	1.75
Fiscal 2007
First Quarter (through April 17, 2007)	7.98	4.26

Dividend Policy

We did not pay cash dividends on our common stock during the periods presented and do not intend to pay dividends in the foreseeable future. Our Credit Facility and the indenture governing our Senior Notes restrict our ability to pay cash dividends to the holders of our common stock. Although we intend to amend or refinance our Credit Facility and use the proceeds of the rights offering to repurchase our Senior Notes, any new debt will likely have similar restrictions on our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, and contractual restrictions.

DESCRIPTION OF CAPITAL STOCK

General

Pursuant to our amended certificate of incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, which preferred stock may contain special preferences as determined by our board of directors including, but not limited to, the bearing of dividends and convertibility into shares of our common stock. At the Special Meeting of our stockholders to be held on May 4, 2007, we are asking our stockholders to approve an amendment to our certificate of incorporation to increase our authorized shares of common stock from 100,000,000 to 200,000,000.

The following summary of our common stock and Series B Warrants does not purport to be complete and is subject to, and qualified in its entirety by, reference to our amended certificate of incorporation, by-laws, and agreements for the Series B Warrants, which are available upon request from us and to the applicable provisions of the General Corporation Law of the State of Delaware.

Our amended certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

Our authorized capital structure consists of 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. At April 17, 2007, there were 39,645,682 shares of our common stock outstanding. If our stockholders approve an amendment to our certificate of incorporation at the Special Meeting to be held on May 4, 2007, the number of authorized shares of common stock will increase to 200,000,000.

Each share of our common stock entitles its holder to one vote on all matters upon which our stockholders are entitled or permitted to vote, including the election of directors. Unless otherwise required by law, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of our common stock represented and entitled to vote at a meeting of our stockholders, voting as a single class. There are no cumulative voting rights. Shares of our common stock would participate ratably in any distribution of assets in a liquidation, dissolution, or winding up of the Company, subject to prior distribution rights of any shares of preferred stock then outstanding. Our common stock has no preemptive rights or conversion rights, nor are there any redemption or sinking fund provisions applicable to our common stock. Holders of our common stock are entitled to participate in dividends as and when declared by our board out of funds legally available therefor. Our ability to pay cash dividends is subject to restrictions under the law of the State of Delaware. In addition, our Credit Facility and the indenture governing the Senior Notes restrict our ability to pay cash dividends. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we have designated and issued or may designate and issue in the future.

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Warrants

At April 17, 2007, Series B Warrants to purchase in the aggregate up to 957,447 shares of our common stock were outstanding. These warrants were issued under separate warrant agreements each entered into by us and Mellon Investor Services LLC, as Warrant Agent, on June 3, 2003.

The Series B Warrants are exercisable at a cash exercise price of $25.83 per share, subject to adjustment as provided in the applicable warrant agreement. The Series B Warrants will expire on June 3, 2008. The Series B Warrants are subject to anti-dilution adjustments (with certain exceptions) to the purchase price for events including, but not limited to, the issuance of additional shares of common stock, extraordinary dividends and distributions, the issuance of options and convertible securities, except for such issuances pursuant to an equity-based compensation plan for directors or employees, stock dividends or stock splits, or the combination or consolidation of the outstanding shares of common stock. The terms of the warrant agreements pertaining to the Series B Warrants further provide for redemption in the case of certain extraordinary transactions of the unexercised warrants for an amount per warrant equal to the greater of (i) the fair market value of the consideration given in the extraordinary transaction, less the purchase price, (ii) the value of the warrants at the consummation of the extraordinary transaction, or (iii) $0.01. The terms of such agreements also provide that, in the event of a merger, consolidation, or similar transaction involving us in which the holders of our common stock receive capital stock or other securities of us or the surviving entity, the unexercised warrants will become exercisable for such consideration.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more classes or series and may, at the time of issuance, determine the rights, preferences, and limitations of each class or series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Upon the affirmative vote of two-thirds or more of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Other Provisions of Our Amended Certificate of Incorporation and By-laws

Our amended certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Pursuant to the Standstill Agreements, the Investor and the Principal Additional Investor will, for 90 days following the consummation of the transactions contemplated by the Equity Agreement, be entitled to designate certain individuals to fill newly-established seats on our board of directors, depending upon the percentage ownership of our common stock held by the Investor and the Principal Additional Investor, as applicable, immediately following the rights offering. Such individuals must be independent within the meaning of the Nasdaq Marketplace Rules, may not be employed or otherwise affiliated with the Investor or the Principal Additional Investor, and will be subject to the reasonable approval of our current board of directors. Each of the Investor and the Principal Additional Investor shall be entitled to designate one candidate (each, an Initial Director) to hold a seat on the board of directors if the ownership of our common stock by the Investor or the Principal Additional Investor, as the case may be, is equal to or greater than 15% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements. In the event that the ownership of common stock by either the Investor or the Principal Additional Investor is equal to or greater than 30% of the total issued and outstanding shares of our common stock following the closing of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, and the other party’s ownership is equal to or greater than 15%, then the Initial Directors shall be entitled to jointly designate one additional director. Notwithstanding the foregoing, in the event that the Investor owns 30% or more, and the Principal Additional Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held by the Investor prior to the date of the Standstill Agreements, the Principal Additional Investor shall have no right to designate a candidate for our board of directors and the Investor shall be entitled to designate one additional director. In addition, in the event that the Principal Additional Investor owns 30% or more, and the Investor owns less than 15%, of the total issued and outstanding shares of our common stock immediately following the consummation of the transactions contemplated by the Equity Agreement, excluding any shares of our common stock held prior to the date of the Standstill Agreements, the Investor shall have no right to designate a candidate for our board of directors and the Principal Additional Investor shall be entitled to designate one additional director. In the case of either the Investor’s or Principal Additional Investor’s right to appoint an additional director, as the case may be, each director so appointed to the board shall serve for the remainder of the term of the class of directors for which he is appointed.

Each director so appointed to the board shall serve for the remainder of the term of the class of directors for which he is appointed.

Our amended certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, a committee or the chairman thereof, or by our Chief Executive Officer. Stockholders will not be permitted to call a special meeting or to require our board to call a special meeting.

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder’s intention to bring that business before the meeting. Although our by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Section 203 of the Delaware General Corporation Law

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the state’s General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date of the business combination, the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced; or

•	on or after the date of the business combination, it is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s outstanding voting stock, other than a stockholder who owns 15% or more of our outstanding voting stock prior to our becoming subject to Section 203. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our board of directors has taken all actions necessary to approve, for purposes of Section 203, the acquisition of shares of our common stock by the Investor and the Principal Additional Investor pursuant to the Equity Agreement and the Principal Additional Investor Agreement, respectively.

PLAN OF DISTRIBUTION

On or about April 23, 2007, we will distribute the rights, subscription rights certificates, and copies of this prospectus to individuals who owned shares of common stock on April 10, 2007. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, Mellon Bank N.A., at the following address:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept., 27th Floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3448	480 Washington Blvd
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310

See further the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, Innisfree M&A Incorporated, (888) 750-5834.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.hayes-lemmerz.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

You may also request a copy of any Securities Exchange Commission filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: Corporate Secretary

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Securities Exchange Commission or documents that we will file with the Securities Exchange Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities Exchange Commission will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the Securities Exchange Commission under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007; and

•	Our Current Report on Form 8-K filed with the SEC on April 18, 2007 (other than information in the Current Report that is furnished, but not filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, MI 48168
(734) 737-5000
Attention: Corporate Secretary

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon subscription of the rights will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2007, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report dated April 5, 2007 states that effective February 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and effective January 31, 2007 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB No. 87, 88, 106 and 132(R.). The report also states that for the year ended January 31, 2005 the Company eliminated the one-month lag previously related to the consolidation of the financial statements of international subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$5,526
Subscription Agent Fees and Expenses	$20,000
Printing Costs	$75,000
Investment Banking Fees and Expenses	$650,000
Information Agent Fees and Expenses	$20,000
Accounting Fees and Expenses	$23,000
Legal Fees	$1,750,000
Miscellaneous Expenses	$100,000
Total	$2,643,526

Item 15.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended certificate of incorporation and the by-laws of Hayes Lemmerz International, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article ELEVENTH of our Certificate of Incorporation and Article VIII of our By-Laws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving at the written request of the Company, as a director, officer, trustee, partner, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in our By-Laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that we shall have the power to purchase and maintain insurance to protect the Company and any director, officer, employee, or agent of the Company or other corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article SEVENTH of our Certificate of Incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock, or self-dealing.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17.	Undertakings.

(a) Hayes Lemmerz International, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northville, State of Michigan on April 18, 2007.

HAYES LEMMERZ INTERNATIONAL, INC.

By:	/s/ James A. Yost
Name: James A. Yost

Title:	Vice President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis J. Clawson Curtis J. Clawson	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	April 18, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 18, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	April 18, 2007

/s/ George T. Haymaker, Jr.* George T. Haymaker, Jr.	Director	April 18, 2007

/s/ William H. Cunningham* William H. Cunningham	Director	April 18, 2007

/s/ Cynthia Feldmann* Cynthia Feldmann	Director	April 18, 2007

/s/ Mohsen Sohi* Mohsen Sohi	Director	April 18, 2007

/s/ Henry D. G. Wallace* Henry D. G. Wallace	Director	April 18, 2007

Signature	Title	Date

/s/ Richard F. Wallmann* Richard F. Wallmann	Director	April 18, 2007

*By: /s/ Patrick C. Cauley Patrick C. Cauley Attorney-in-fact

EXHIBIT INDEX

Exhibit		Description

2.1		Equity Purchase and Commitment Agreement, dated as of March 16, 2007, by and between Hayes Lemmerz International, Inc., and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed March 16, 2007).
2.2		Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, as Further Modified (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed May 21, 2003).
2.3		Agreement and Plan of Merger, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc. and HLI Operating Company, Inc. (incorporated by reference to Exhibit 2.3 to our Current Report on Form 8-K, filed June 3, 2003).
2.4		Amended and Restated Equity Purchase and Commitment Agreement, dated as of April 16, 2007, by and between Hayes Lemmerz International, Inc., and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed April 18, 2007)
3.1		Certificate of Incorporation of HLI Holding Company, Inc., effective as of May 6, 2003 (incorporated by reference to Exhibit 3.1 to our Form 8-A/A, filed June 4, 2003).
3.2		Amendment to the Certificate of Incorporation of HLI Holding Company, Inc., effective as of June 3, 2003 (incorporated by reference to Exhibit 3.2 to our Form 8-A/A, filed June 4, 2003).
3.3		By-Laws of Hayes Lemmerz International, Inc. (formerly known as HLI Holding Company, Inc.), effective as of May 30, 2003 (incorporated by reference to Exhibit 3.3 to our Form 8-A/A, filed June 4, 2003).
4	.1 *	Form of Subscription Rights Certificate.
4.2		Registration Rights Agreement, dated as of March 16, 2007, by and between Hayes Lemmerz International, Inc., Deutsche Bank Securities Inc., and SPCP Group, LLC (incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K, filed March 16, 2007).
4.3		Form of Standstill and Director Nomination Agreement, to be entered into by and between Hayes Lemmerz International, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.4 to our Current Report on Form 8-K, filed March 16, 2007).
4.4		Form of Standstill and Director Nomination Agreement, to be entered into by and between Hayes Lemmerz International, Inc. and SPCP Group, LLC (incorporated by reference to Exhibit 99.5 to our Current Report on Form 8-K, filed March 16, 2007).
4	.5 *	Subscription Agent Agreement, dated as of April 18, 2007, by and between Hayes Lemmerz International, Inc. and Mellon Bank N.A.
4.5		Purchase Agreement, dated as of May 22, 2003, by and between Hayes Lemmerz International, Inc., its subsidiaries named therein, and the Initial Purchasers of the $250,000,000 of 10 1/2% Senior Notes due 2010 to be issued by HLI Operating Company, Inc. (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
4.7		Indenture, dated as of June 3, 2003, regarding $250,000,000 of 10 1/2% Senior Notes due 2010, by and between HLI Operating Company, certain listed Guarantors, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
4.8		Form of 10 1/2% Senior Notes due 2010 (attached as Exhibit A to the Indenture filed as Exhibit 4.2 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
4.9		First Supplemental Indenture, dated as of June 19, 2003, by and between HLI Operating Company, Inc. certain listed Guarantors, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to our Registration Statement No. 333-107539 on Form S-4, filed on July 31, 2003, as amended).
4.10		Registration Rights Agreement, dated as of June 3, 2003, by and between HLI Operating Company, Inc. and the Initial Purchasers of the 10 1/2% Senior Notes due 2010 (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
4.11		Series B Warrant Agreement, dated as of June 2, 2003, by and between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent (incorporated by reference to Exhibit 4.2 to our Form 8-A, filed June 4, 2003).

Exhibit		Description

4.12		Exchange Agreement, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc., HLI Parent Company, Inc. and HLI Operating Company, Inc. regarding the Series A Exchangeable Preferred Stock issued by HLI Operating Company, Inc. (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
4.13		Registration Rights Agreement, dated as of July 1, 2004, by and between Hayes Lemmerz International, Inc., and AP Wheels, LLC (incorporated by reference to Exhibit 4.9 to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004, filed September 8, 2004).
4.14		Amended and Restated Registration Rights Agreement, dated as of April 16, 2007, by and between Hayes Lemmerz International, Inc., Deutsche Bank Securities Inc., and SPCP Group, LLC (incorporated by reference to Exhibit 99.3 to our Current Report on Form 8-K, filed April 18, 2007).
5	.1 *	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.
23	.1 *	Consent of Independent Registered Public Accounting Firm.
23	.2 *	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24	.1 **	Powers of Attorney (included on signature page hereto).
99	.1 *	Form of Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates.
99	.2 *	Form of Letter to Stockholders who are Record Holders.
99	.3 *	Form of Letter to Stockholders who are Beneficial Holders.
99	.4 *	Form of Letter to Clients of Stockholders who are Beneficial Holders.
99	.5 *	Form of Nominee Holder Certification.
99	.6 *	Form of Beneficial Owner Election Form.

*	Filed herewith.

**	Previously filed.